Exhibit 99.1

Modiv Industrial Announces First Quarter 2024 Results

Management Provides NAV per share and Forward-Looking Thoughts

Reno, Nevada, May 2, 2024 – Modiv Industrial, Inc. (“Modiv Industrial”, “Modiv”, the “Company”, “we” or “our”), (NYSE:MDV), the only public REIT exclusively focused on acquiring industrial manufacturing real estate, today announced operating results for the first quarter ended March 31, 2024.

Highlights:

•	First quarter rental income of $11.9 million increased $1.6 million, or 15.4% year-over-year.

•	First quarter AFFO of $3.3 million increased $0.2 million, or 6.6% year-over year.

•	Received $1.4 million non-refundable deposit, following the completion of due diligence, on the previously announced disposition of our Issaquah, Washington office property to KB Home (NYSE: KBH).

•
Entered into a letter of intent (LOI) to acquire an industrial manufacturing property for $6,400,000 with a company that produces optical systems for the defense and aerospace industries. The property is located in the Tampa Florida MSA and the tenant is expected to enter into a 20-year lease, with 2.85% annual rent escalations, at an initial cap rate of 8.13% and a weighted average cap rate of 10.75%.

•	Cash balance of $18.4 million as of March 31, 2024 and $150 million available on our revolving credit facility.

•	Obtained independent appraisals of real estate portfolio as of January 31, 2024.

•	Compelling upside opportunity in current share price when compared to our implied average NAV per share of $23.63 and our current GAAP book value per share of $15.64.

•	Fully covered dividend yield of 7.72% based on our closing price of $14.90 on May 1, 2024.

“Of all the quarterly earnings releases, first quarter is always the most quirky in terms of timing given that it comes so soon after the release of fourth quarter results. In our case, we were speaking about 2023 results less than 60 days ago. During that short time, the broader market has consistently delivered the price volatility, economic uncertainty and geo-political risk that have plagued us for what feels like dog years now. Here at Modiv, we too have been consistent with what we do – patient, nose-to-the-grindstone execution. Though we have no seismic shifts to announce today, we have been steadfast in our focused pursuit of a tectonic transformation. Let’s get to it…

Business Outlook:

Acquisition Activity – Like a sniper laying prone for a seemingly endless period of time, scanning for the right target and adjusting for the wind, before they find their shot, we too have been ever so patient in our acquisitions process over the past six plus months as we waited to pull the trigger on the right transaction. Though its just an LOI, and subject to the normal contingencies of due diligence, we are pleased that the Tampa MSA acquisition we have found meets our very specific goal of acquiring a manufacturing facility in an industry that is both critical and durable. Furthermore, this transaction highlights our ability to make single asset purchases on an unlevered and accretive basis. Should it pass due diligence, this acquisition is anticipated to close late May/early June and then we can share more details.

True, it’s a small transaction that won’t profoundly move the needle, but it definitely showcases our discipline, our patience and our self-restraint to not hammer out rote acquisition volume for the sake of big numbers. If you see yourself as a hammer, then everything else you see is a nail, and we believe that hammers aren’t heroes in this current market.

Disposition Activity – Though we previously announced the sale contract with KB Home to buy our Issaquah, Washington office asset (currently leased to Costco), it is nice to have their exhaustive due diligence behind us and the $1.4 million deposit now fully non-refundable. That’s good news as KB Home is very thorough and wouldn’t give up that money if they weren’t serious. Unexpectedly, as KB Home went through city zoning and approvals, it came to everyone’s attention that there was a recently legislated environmental setback requirement of 150 feet along one side of the property line. This setback requirement resulted in less buildable area and, as a result, less townhome units they could sell. After some back and forth, we ultimately agreed upon a new selling price of $25.3 million to enable both parties to move forward. From our perspective, selling for a slight reduction in price that leads to more housing options in that tight residential market was a better outcome than us trying to lease or sell a soon-to-be empty office building. Additionally, should they find a way to fit a higher number of townhomes on the site through their design efforts, then we have a mechanism in place that increases the ultimate sales price by $325,000 for each additional unit. Lastly, getting to collect the full rent from our existing tenant for the next year is a big plus. We think this dispo is a win-win.

Recent External Valuations – In the past six years we have had our portfolio of assets independently appraised (and publicly disclosed) a total of 10 times. Why? Simply put, we believe that data informs decision-making and transparency empowers awareness. This year we elected to increase the data and transparency by having two nationally recognized valuation agents independently appraise the same portfolio of assets. Historically, we have engaged just Cushman & Wakefield to conduct an appraisal. This year we engaged both Cushman & Wakefield and CBRE. We took the data from their estimates of value for our properties (and our fixed rate mortgages) and then we calculated our net asset value (NAV) per share as delineated in the table further below and also in our accompanying 8-K filing. The result of our calculations imputes an average NAV of $23.63 per share – a greater than 50% premium to where we have recently been trading. Appraisals are just one of the many forms of valuations, and like the other forms (e.g. discounted cash flow models, analysts’ consensus targets, cap rate analysis and P/AFFO metrics) all suggest that MDV is currently trading below fair value. What you do with this information is completely up to you, but for us it drives our motivation to work tirelessly to close the value gap and to work with those investors who wish to do the same.

Discussions with Potential Strategic Partners – As we mentioned in our fourth quarter 2023 earnings release, we have had some very productive conversations with a few investors that believe in our asset class and see the opportunity. Over the past 60 days we have narrowed down our conversations to two possible strategic partners that both have existing industrial manufacturing portfolios and both are contemplating the contribution of their assets in exchange for our equity. These two possible partners are both well known, have great reputations and are quite savvy. As you can imagine, given the current market backdrop, the conversations are more nuanced than they might otherwise be. Negotiating, in this instance, is not unlike doing integral calculus with an array of principal variables with finite value ranges that are uniquely and collectively impacted by each other as well as from other derivative variables that are constantly changing.  This calculus is notably more difficult given our desire to see if we can manifest all three of us coming together – the benefits of such a combination could lead to considerably more economic scale, greater diversification, meaningful index inclusion buying, increased trading float and a higher percentage of institutional ownership.

Imagine three battleships, each very capable in their own right. One battleship is anchored along the shore of Miami, one battleship is anchored along the shore of England and the third battleship is in the middle of the Atlantic Ocean. Imagine that Modiv is that third battleship and from our vantage point we can clearly see an easy path to either the shore in Miami or the English shore – we could go toward either. Now the battleship alongside the Miami shore has a harder time seeing a path toward the battleship alongside the English shore, and vice versa. What we are presently attempting to do is to get all three battleships to sail to a new location and to form an armada of strength that no individual battleship could obtain on their own. Stormy market weather, economic currents and geo-political waves mean that each ship must be very thoughtful (and patient) when it comes to seafaring.

Obviously, we aren’t so barmy as to take an all or nothing approach at the expense of viable alternatives. Negotiating in volatile markets can be a fatiguing and frustrating exercise, sometimes the ideas make sense but the timing is off. At this stage of the process, we see the range of outcomes that could possibly arise (in no particular order or probability) as: 1) a three-way deal; 2) a two-way deal with either party; 3) no deals at all; or 4) no deals for now. There are no assurances that anything will manifest, but we can tell you we are working hard to see if something can. We will keep you posted.

Ok, I think that about does it. Until we meet again… hug your families, enjoy life and stay modivated!” – Aaron Halfacre, CEO of Modiv Industrial.

Conference Call and Webcast

A conference call and audio webcast with analysts and investors will be held on Thursday, May 2, 2024, at 10:30 a.m. Eastern Time / 7:30 a.m. Pacific Time, to discuss the first quarter 2024 operating results and answer questions.

Live conference call: 1-877-407-0789 or 1-201-689-8562 at 10:30 a.m. Eastern Time, Thursday, May 2, 2023

Webcast: To listen to the webcast, either live or archived, please use this LINK or visit the investor relations page of Modiv’s website at www.modiv.com.

About Modiv Industrial

Modiv Industrial, Inc. is an internally managed REIT that is focused on single-tenant net-lease industrial manufacturing real estate. The Company actively acquires critical industrial manufacturing properties with long-term leases to tenants that fuel the national economy and strengthen the nation’s supply chains. For more information, please visit: www.modiv.com.

Forward-looking Statements

Certain statements contained in this press release, other than historical facts, may be considered forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements regarding our plans, strategies and prospects, both business and financial. Such forward-looking statements are subject to various risks and uncertainties, including but not limited to those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on March 7, 2024. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in the Company’s other filings with the SEC. Any forward-looking statements herein speak only as of the time when made and are based on information available to the Company as of such date and are qualified in their entirety by this cautionary statement. The Company assumes no obligation to revise or update any such statement now or in the future, unless required by law.

Notice Involving Non-GAAP Financial Measures

In addition to U.S. GAAP financial measures, this press release and the supplemental financial and operating report included in our Form 8-K dated May 2, 2024 contain and may refer to certain non-GAAP financial measures. These non-GAAP financial measures are in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures and statements of why management believes these measures are useful to investors are provided below.

AFFO is a measure that is not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). See the Reconciliation of Non-GAAP Measures later in this press release.

The Company defines “initial cap rate” for property acquisitions as the initial annual cash rent divided by the purchase price of the property. The Company defines “weighted average cap rate” for property acquisitions as the average annual cash rent including rent escalations over the lease term, divided by the purchase price of the property.

Inquiries:
management@modiv.com

MODIV INDUSTRIAL, INC.
Condensed Consolidated Statements of Operations
For the Three Months Ended March 31, 2024 and 2023
(Unaudited)

	Three Months Ended March 31,
	2024	2023
Income:
Rental income	$11,900,567	$10,311,182
Management fee income	65,993	65,993
Total income	11,966,560	10,377,175

Expenses:
General and administrative	1,999,401	1,908,055
Stock compensation expense	1,378,502	660,169
Depreciation and amortization	4,133,501	3,272,061
Property expenses	983,982	1,706,843
Impairment of real estate investment property	-	3,499,438
Total expenses	8,495,386	11,046,566

Gain on sale of real estate investments, net	3,187,806	-
Operating income (loss)	6,658,980	(669,391)

Other income (expense):
Interest income	123,839	53,695
Dividend income	108,373	-
Income from unconsolidated investment in a real estate property	73,854	55,567
Interest expense, including unrealized gain or loss on interest rate swaps and net of derivative settlements	(2,307,149)	(4,018,792)
Decrease in fair value of investment in common stock	(20,574)	-
Other expense, net	(2,021,657)	(3,909,530)

Net income (loss)	4,637,323	(4,578,921)
Less: net (income) loss attributable to noncontrolling interest in Operating Partnership	(912,864)	816,199
Net income (loss) attributable to Modiv Industrial, Inc.	3,724,459	(3,762,722)
Preferred stock dividends	(921,875)	(921,875)
Net income (loss) attributable to common stockholders	$2,802,584	$(4,684,597)

Net income (loss) per share attributable to common stockholders:
Basic	$0.33	$(0.62)
Net income (loss) per share attributable to common stockholders and noncontrolling interests:
Diluted	$0.33	$(0.62)

Weighted-average number of common shares outstanding:
Basic	8,568,353	7,532,452
Diluted	11,359,258	7,532,452

Distributions declared per common share	$0.2875	$0.2875

MODIV INDUSTRIAL, INC.
Condensed Consolidated Balance Sheets
(Unaudited)

	As of
	March 31, 2024	December 31, 2023
Assets
Real estate investments:
Land	$104,858,693	$104,858,693
Building and improvements	399,767,923	399,666,781
Equipment	4,429,000	4,429,000
Tenant origination and absorption costs	15,707,458	15,707,458
Total investments in real estate property	524,763,074	524,661,932
Accumulated depreciation and amortization	(55,035,113)	(50,901,612)
Total real estate investments, net, excluding unconsolidated investment in real estate property and real estate investments held for sale, net	469,727,961	473,760,320
Unconsolidated investment in a real estate property	9,823,118	10,053,931
Total real estate investments, net, excluding real estate investments held for sale, net	479,551,079	483,814,251
Real estate investments held for sale, net	-	11,557,689
Total real estate investments, net	479,551,079	495,371,940
Cash and cash equivalents	18,404,990	3,129,414
Tenant deferred rent and other receivables	14,557,947	12,794,568
Above-market lease intangibles, net	1,295,459	1,313,959
Prepaid expenses and other assets	5,121,043	4,173,221
Investment in preferred stock	-	11,038,658
Interest rate swap derivatives	3,533,656	2,970,733
Other assets related to real estate investments held for sale	-	103,337
Total assets	$522,464,174	$530,895,830
Liabilities and Equity
Mortgage notes payable, net	$30,990,813	$31,030,241
Credit facility term loan, net	248,631,103	248,508,515
Accounts payable, accrued and other liabilities	3,851,814	4,469,508
Distributions payable	2,014,711	12,174,979
Below-market lease intangibles, net	8,638,505	8,868,604
Interest rate swap derivative	-	473,348
Other liabilities related to real estate investments held for sale	-	248,727
Total liabilities	294,126,946	305,773,922

Commitments and contingencies

7.375% Series A cumulative redeemable perpetual preferred stock, $0.001 par value, 2,000,000 shares authorized, issued and outstanding as of March 31, 2024 and December 31, 2023 with an aggregate liquidation value of $50,000,000	2,000	2,000
Class C common stock, $0.001 par value, 300,000,000 shares authorized; 9,732,805 shares issued and 9,389,295 shares outstanding as of March 31, 2024 and 8,048,110 shares issued and 7,704,600 shares outstanding as of December 31, 2023	9,733	8,048
Class S common stock, $0.001 par value, 100,000,000 shares authorized; no shares issued and outstanding as of March 31, 2024 and December 31, 2023	-	-
Additional paid-in-capital	336,284,720	292,617,486
Treasury stock, at cost, 343,510 shares held as of March 31, 2024 and December 31, 2023	(5,290,780)	(5,290,780)
Cumulative distributions and net losses	(145,342,118)	(145,551,586)
Accumulated other comprehensive income	2,335,701	2,658,170
Total Modiv Industrial, Inc. equity	187,999,256	144,443,338
Noncontrolling interests in the Operating Partnership	40,337,972	80,678,570
Total equity	228,337,228	225,121,908
Total liabilities and equity	$522,464,174	$530,895,830

MODIV INDUSTRIAL, INC.
Reconciliation of Non-GAAP Measures - FFO and AFFO
For the Three Months Ended March 31, 2024 and 2023
(Unaudited)

	Three Months Ended March 31,
	2024	2023
Net income (loss) (in accordance with GAAP)	$4,637,323	$(4,578,921)
Preferred stock dividends	(921,875)	(921,875)
Net income (loss) attributable to common stockholders and Class C OP Unit holders	3,715,448	(5,500,796)
FFO adjustments:
Depreciation and amortization of real estate properties	4,133,501	3,272,061
Amortization of deferred lease incentives	(3,786)	88,570
Depreciation and amortization for unconsolidated investment in a real estate property	188,919	194,173
Impairment of real estate investment property	-	3,499,438
Gain on sale of real estate investments, net	(3,187,806)	-
FFO attributable to common stockholders and Class C OP Unit holders	4,846,276	1,553,446
AFFO adjustments:
Stock compensation	1,378,502	660,169
Deferred financing costs	221,496	195,212
Due diligence expenses, including abandoned pursuit costs	-	342,542
Amortization of deferred rents	(1,671,798)	(1,175,359)
Unrealized (gain) loss on interest rate swap valuation	(1,289,362)	1,722,185
Amortization of (below) above market lease intangibles, net	(211,599)	(196,282)
Decrease in fair value of investment in common stock	20,574	-
Other adjustments for unconsolidated investment in a real estate property	23,825	11,819
AFFO attributable to common stockholders and Class C OP Unit holders	$3,317,914	$3,113,732

Weighted average shares outstanding:
Basic	8,568,353	7,532,452
Fully diluted (1)	11,359,258	10,351,141

FFO Per Share:
Basic	$0.57	$0.21
Fully diluted	$0.43	$0.15
AFFO Per Share:
Basic	$0.39	$0.41
Fully diluted	$0.29	$0.30

(1)
Includes the Class M OP Units which automatically converted to Class C OP Units on January 30, 2024, and Class P and Class R OP Units which automatically converted to Class C OP Units as of March 31, 2024, to compute the fully diluted weighted average number of shares.

FFO is defined by the National Association of Real Estate Investment Trusts (“Nareit”) as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships, joint ventures, preferred distributions and real estate impairments. Because FFO calculations adjust for such items as depreciation and amortization of real estate assets and gains and losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. As a result, we believe that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. It should be noted, however, that other REITs may not define FFO in accordance with the current Nareit definition or may interpret the current Nareit definition differently than we do, making comparisons less meaningful.

Additionally, we use AFFO as a non-GAAP financial measure to evaluate our operating performance. AFFO excludes non-routine and certain non-cash items such as revenues in excess of cash received (“deferred rents”), stock-based compensation, amortization of in-place lease valuation intangibles, deferred financing fees, gain or loss from the extinguishment of debt, unrealized gains (losses) on derivative instruments, and write-offs of due diligence expenses for abandoned pursuits. We also believe that AFFO is a recognized measure of sustainable operating performance by the REIT industry. Further, we believe AFFO is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies. Management believes that AFFO is a beneficial indicator of our ongoing portfolio performance and ability to sustain our current distribution level. More specifically, AFFO isolates the financial results of our operations. AFFO, however, is not considered an appropriate measure of historical earnings as it excludes certain significant costs that are otherwise included in reported earnings. Further, since the measure is based on historical financial information, AFFO for the period presented may not be indicative of future results or our future ability to pay our dividends.

By providing FFO and AFFO, we present information that assists investors in aligning their analysis with management’s analysis of long-term operating activities. For all of these reasons, we believe the non-GAAP measures of FFO and AFFO, in addition to income (loss) from operations, net income (loss) and cash flows from operating activities, as defined by GAAP, are helpful supplemental performance measures and useful to investors in evaluating the performance of our real estate portfolio. AFFO is useful in assisting management and investors in assessing our ongoing ability to generate cash flow from operations and continue as a going concern in future operating periods. However, a material limitation associated with FFO and AFFO is that they are not indicative of our cash available to fund distributions since other uses of cash, such as capital expenditures at our properties and principal payments of debt, are not deducted when calculating FFO and AFFO. Therefore, FFO and AFFO should not be viewed as a more prominent measure of performance than income (loss) from operations, net income (loss) or cash flows from operating activities and each should be reviewed in connection with GAAP measurements.

Neither the SEC, Nareit, nor any other applicable regulatory body has opined on the acceptability of the adjustments contemplated to adjust FFO in order to calculate AFFO and its use as a non-GAAP performance measure. In the future, the SEC or Nareit may decide to standardize the allowable exclusions across the REIT industry, and we may have to adjust the calculation and characterization of this non-GAAP measure.

MODIV INDUSTRIAL, INC.
Reconciliation of Non-GAAP Measures - Adjusted EBITDA
For the Three Months Ended March 31, 2024 and 2023
(Unaudited)

	Three Months Ended March 31,
	2024		2023
Net income (loss) (in accordance with GAAP)	$4,637,323		$(4,578,921)

Depreciation and amortization of real estate properties	4,133,501		3,272,061
Depreciation and amortization for unconsolidated investment in a real estate property	188,919		194,173
Interest expense, including unrealized gain or loss on interest rate swaps and net of derivative settlements	2,307,149		4,018,792
Interest expense on unconsolidated investment in real estate property	94,234		95,485
Impairment of real estate investment property	-		3,499,438
Stock compensation expense	1,378,502		660,169
Gain on sale of real estate investments, net	(3,187,806)		-
Due diligence expenses, including abandoned pursuit costs	-		342,542
Decrease in fair value of investment in common stock	20,574		-
Adjusted EBITDA	$9,572,395		$7,503,739

Annualized Adjusted EBITDA	$38,289,580		$30,014,956

Net debt:
Consolidated debt	$281,153,337		$214,436,983
Debt of unconsolidated investment in real estate property (a)	9,197,045		9,429,343
Consolidated cash and cash equivalents	(18,404,990)		(13,280,104)
Cash of unconsolidated investment in real estate property (a)	(350,269)		(420,947)
	$271,595,123		$210,165,275

Net debt / Adjusted EBITDA	7.1	x	7.0	x

(a)	Reflects the Company's 72.71% pro rata share of the tenant-in-common's mortgage note payable and cash.

We define Net Debt as gross debt less cash and cash equivalents. We define Adjusted EBITDA as GAAP net income or loss adjusted to exclude real estate related depreciation and amortization, gains or losses from the sales of depreciable property, extraordinary items, provisions for impairment on real estate investments and goodwill, interest expense, non-cash items such as stock compensation and write-offs of transaction costs and other one-time transactions. We believe these non-GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. EBITDA is not a measure of financial performance under GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA as an alternative to net income or cash flows from operating activities determined in accordance with GAAP.

MODIV INDUSTRIAL, INC.
Non-GAAP Measures - Net Asset Value Per Share
Estimated as of January 31, 2024
(Unaudited)

The table below sets forth the calculation of our estimated NAV per share (unaudited) as of January 31, 2024:

	Management Calculation		Management Calculation
	Using Cushman Appraisals		Using CBRE Appraisals
	Estimated	Per Share	Pro Forma	Per Share
	Value	NAV	Value	NAV
Assets
Real estate properties	$569,465,000	$50.06	$563,280,000	$49.52
Investment in unconsolidated entity: tenant-in-common interest (a)	19,735,103	1.74	19,654,908	1.73
Cash and cash equivalents	10,306,887	0.91	10,306,887	0.91
Interest rate swap derivative	2,848,024	0.25	2,848,024	0.25
Other assets	3,555,655	0.31	3,555,655	0.31
Total Assets	$605,910,669	$53.27	$599,645,474	$52.72

Liabilities
Mortgage notes payable	$28,117,749	$2.47	$28,650,200	$2.52
Credit facility (at face value)	250,000,000	21.98	250,000,000	21.98
Accrued interest payable	196,451	0.02	196,451	0.02
Accrued dividends and distributions payable	1,005,397	0.09	1,005,397	0.09
Interest rate swap derivative	271,283	0.02	271,283	0.02
Other liabilities	4,081,707	0.36	4,081,707	0.36
Total Liabilities	283,672,587	24.94	284,205,038	24.99

Series A preferred stock	50,000,000	4.40	50,000,000	4.40

Total estimated net asset value (b) and (c )	$272,238,082	$23.93	$265,440,436	$23.33

Fully-diluted shares outstanding (d)	11,375,344		11,375,344

(a)
Reflects our approximate 72.7% interest in the Santa Clara property which includes real estate valued at $38,580,000 and $38,400,000 by Cushman and CBRE, respectively, and a mortgage with estimated fair value of $11,857,833 and $11,788,128 by Cushman and CBRE, respectively, along with non-real estate related tangible assets and other liabilities.

(b)	The implied cap rate of Cushman’s real estate appraised values is 6.93% and the implied cap rate of CBRE’s real estate appraised values is 6.81%.

(c)	Book value per share was $15.77 as of January 31, 2024.

(d)
Fully-diluted shares outstanding as of January 31, 2024 includes all outstanding units of limited partnership interest as described in our Annual Report on Form 10-K for the year ended December 31, 2023.

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